EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pacific Gold Corp.

We hereby consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated January 27, 2006 (except Notes 3 and 11, as to which the date is March 29, 2006) on the balance sheet of Pacific Gold Corp. as of December 31, 2005 and the statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2005, which appear in the December 31, 2005 Annual Report on Form 10-KSB of Pacific Gold Corp., as amended on March 30, 2006.

/s/ Mantyla McReynolds, LLC

MANTYLA McREYNOLDS, LLC

Salt Lake City, Utah

April 5, 2006